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                                                                   EXHIBIT 10.11


                           NOBLE DRILLING CORPORATION
                            SHORT TERM INCENTIVE PLAN

                              Revised: April 2000*


SECTION 1.  PURPOSE

         The success of Noble Drilling Corporation (Noble Drilling) and its subsidiaries (collectively, unless the context otherwise requires, the Company) is a result of the efforts of all employees. In order to focus each employee's attention on available opportunities to increase revenues, control costs and seek out profitable ventures, the Company maintains this Short Term Incentive Plan (the "Plan") to reward employees for successful achievement of specific goals.

         An effective incentive plan should both align employee interests with those of stockholders and motivate and influence employee behavior. Each position within the Company has the ability to make a positive contribution to key factors that increase stockholder value. These factors can be quantified and measured through achievement of various financial and operational targets, such as net income, return on capital employed, cash flow from operations, EVA(R)1, safety and personnel turnover. The objectives of using such targets in the formulation of the specific Company goals are to link an employee's annual incentive award more closely to the creation of stockholder wealth and to promote a culture of high performance and ownership by employees.

SECTION 2.  PARTICIPATION AND ELIGIBILITY

         Full-time employees in salary classifications 18N and higher who have completed one year of service at the close of the Plan year are eligible for consideration of a bonus under the Plan, subject to the discretion of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Noble Drilling. Each such employee will be considered either a "corporate employee" or a "division employee" for purposes of adjustment of such employee's target bonus pursuant to Section 6. Full-time, non-exempt employees not in such salary



* Established in 1977

--------
(1) EVA(R) , which stands for economic value added, is a registered trademark of Stern Stewart & Co.


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classifications who have completed one year of service at the close of the Plan year are also eligible for consideration of a bonus under the Plan, subject to the discretion of the Committee. The Plan year shall be the calendar year.

         To be eligible to receive a bonus payment with respect to a Plan year, the person must be on the employee roster on the last day of such Plan year and must continue to be employed through the date on which bonus payments for such Plan year are made. The bonus for an employee with less than two years of service will be prorated based upon the number of full months employed, unless another manner of adjustment is determined by the Committee in its discretion.

         In order to align the interests of the participants under the Plan with stockholders, participants in pay grades 28 and higher ("Scheduled Participants") will receive one-half of their bonus amount in Noble Drilling Corporation common stock ("Common Stock"), until the specified ownership targets are satisfied. Scheduled Participants may elect to receive up to 100 percent of their bonus amount in Common Stock. So long as a Scheduled Participant satisfies and maintains the ownership target applicable to such Scheduled Participant under the Plan, such Scheduled Participant may elect to receive up to 100 percent of his or her bonus amount in cash.

         The total bonus paid for a Plan year shall not be greater than the aggregate bonus accruals for all participating offices and divisions for such Plan year. If the accrual amount for a specific participating office or division for a Plan year is greater than the bonus amount under the Plan for such office or division, the excess accrual balance will not be distributed. If the accrual amount for a specific participating office or division for a Plan year is less than the bonus amount under the Plan, only the accrual balance will be distributed.

SECTION 3.  ADMINISTRATIVE PROCEDURES

         During the fourth quarter of each year, the Company will commence preparation of budgets and forecasts for the succeeding Plan year. The Board will approve the budget for the Plan year not later than March 31st of such Plan year.

         Goals for a Plan year for each of the categories in Section 5 will be approved by the Committee not later than the annual meeting of the Board held immediately following the annual meeting of stockholders in such Plan year. The specific goals established for the Plan year will be set forth in an Annex I to this Plan for such Plan year, and the Annex I hereto for each Plan year shall be incorporated into and made a part of this Plan for such Plan year.




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         If, after the establishment of goals for a Plan year, the budget changes substantially due to subsequent events, then the Chief Executive Officer of Noble Drilling (the "CEO") shall, at his discretion, recommend and submit revised goals to the Committee for its approval. Any such revised goals shall be applicable to the Plan year from and after the time of their approval by the Committee.

SECTION 4.  TARGET BONUS

         A target bonus is determinable for each full-time employee in salary classification 18N or higher who has completed one year of service at the close of a Plan year. The target bonus for an employee is an amount equal to the employee's salary at the end of the Plan year multiplied times the target bonus percentage assigned to such employee's salary classification. Target bonus percentages range from 10 percent to 75 percent based on salary classification, as follows:


         Salary Classification                   Target Bonus Percentage
         ---------------------                   -----------------------

                18N                                        5%
                19N                                       10%
                20N through 22N                           15%
                23N                                       20%
                24N through 25N                           25%
                26N through 27N                           30%
                28N through 32N                           35%
                30C through 32C                           45%
                33C through 36C                           55%
                37C                                       75%

SECTION 5.  GOAL CATEGORIES AND WEIGHTINGS

         Goals for the following categories will be approved by the Committee for each Plan year. Such goals will then be set forth in the Annex I to this Plan for such Plan year. The relative weighting assigned to each goal will be as set forth below subject to annual review by the Committee.


            CORPORATE GOALS


                                                            Assigned Weight
                                                            ---------------
         1.       Net income                                     50%
         2.       Cash flow from operations                      50%





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         DIVISION GOALS

A. Gulf Coast Marine (including Mexico), Middle East (Qatar and India), Venezuela, West Africa, North Sea and Brazil


                                                      Assigned Weight
                                                      ---------------

          1.   Safety results                               50%
          2.   Personnel turnover                           20%
          3.   Cash flow from operations                    15%
          4.   Net income                                   15%



                                                      Assigned Weight
                                                      ---------------

B.   Hibernia and Triton Assigned Weight

          1.   Safety Results                               50%
          2.   Net Income                                   50%



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SECTION 6.  ADJUSTMENT OF TARGET BONUS

         The respective employee target bonuses determined pursuant to Section 4 for a Plan year are subject to adjustment as set forth in this Section to reflect the levels of achievement of the specific, predetermined goals for such Plan year.

         Corporate Employee. The target bonus for a corporate employee will be adjusted to reflect the combined weighted percentage of achievement of the corporate goals as set forth in Section 5.

         Division Employee. In order to promote cooperation among the divisions and recognition by each division of its contribution to the Company's overall performance, the target bonus for a division employee will be weighted 50 percent for achievement of the applicable division goals and 50 percent for achievement of the corporate goals. The target bonus for a division employee will therefore be adjusted to reflect the combined weighted percentage of achievement of (i) the division goals applicable to such division employee as set forth in Section 5 (50 percent) and (ii) the corporate goals as set forth in Section 5 (50 percent). Accordingly, the bonuses payable to division employees are dependent upon the levels of achievement of both division and corporate goals.

         Subject to the determination by the Board of a sufficient bonus pool for a Plan year pursuant to Section 7, the bonus payable to an eligible employee in salary classification 18N or higher will be an amount equal to such employee's target bonus amount multiplied times the applicable multiplier determined under the following schedule:


             Combined Weighted                        Applicable Multiplier
       Percentage of Goal Achievement               to Calculate Bonus Payable
       ------------------------------               --------------------------

             Greater than 160%                                  2.00
                    141 - 160%                                  1.75
                    131 - 140%                                  1.50
                    121 - 130%                                  1.40
                    106 - 120%                                  1.20
                     96 - 105%                                  1.00
                     76 -  95%                                   .75
                     66 -  75%                                   .25
                     Below 65%                                   .00

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         Schedule A to Annex I to this Plan for each Plan year sets forth an example bonus calculation pursuant to the terms of this Plan.

SECTION 7.  ALLOCATION OF BONUS PAYABLE

         After the end of each Plan year, the Board, in its best business judgment, will determine the total bonus pool for such Plan year, giving due consideration to the aggregate target bonus amounts, overall Company performance, and levels of attainment of the specific, predetermined corporate or division goals for such Plan year. In determining overall Company performance, the Board will consider the Company's performance in relation to both the predetermined corporate and division goals and the prevailing market conditions in the industry during the Plan year.

         The total bonus pool authorized by the Board for a Plan year may be an amount equal to, less than, or greater than the aggregate amount of the bonuses payable to all eligible employees in salary classifications 18N through 37C (the "Aggregate Calculated Pool").

         Subject to the last sentence of the next succeeding paragraph, all eligible employees in salary classifications 18N through 37C will receive a bonus as calculated in accordance with Section 6, provided the Board has determined and authorized a total bonus pool in an amount equal to or greater than the Aggregate Calculated Pool. If the Board authorizes a total bonus pool in an amount less than the Aggregate Calculated Pool, then the Board shall also determine the percentage of such bonus pool (which may be any percentage up to 100 percent) that shall be allocated to the eligible employees in salary classifications 18N through 37C, and the bonuses otherwise payable to such employees, subject to the last sentence of the next succeeding paragraph, will be prorated accordingly based on the amount so allocated. In such event, the percentage of the total bonus pool not so allocated, if any, shall be available for payment to the eligible full-time, non-exempt employees not in salary classifications 18N through 37C based upon merit. If the Board authorizes a total bonus pool in an amount greater than the Aggregate Calculated Pool, then the excess amount will be allocated to eligible full-time, non-exempt employees not in salary classifications 18N through 37C, subject to the discretion of the Committee. Managers having responsibility for recommending the allocation of bonuses to eligible full-time, non-exempt employees not in salary classifications 18N through 37C shall submit their recommended bonus listing for such employees to the CEO for review and approval.

         All bonus calculations, allocations and recommendations are subject to review and approval by the Committee. Notwithstanding anything otherwise contained in this Plan, the Committee and the CEO (and any delegated designee of the CEO) shall have the authority to adjust individual bonus amounts as deemed to be appropriate for any reason.




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